Press Release
Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Provides Update on Regulatory Developments at DP&L in Ohio; Reaffirms 2019 Guidance and Growth Rate Through 2022

ARLINGTON, Va., November 21, 2019 - The AES Corporation (NYSE: AES) announced that the Public Utilities Commission of Ohio (PUCO) has modified Dayton Power & Light’s (DP&L) rates, removing the annual Distribution Modernization Rider (DMR) currently in place through October 2020. The PUCO also ordered DP&L to file new rates reflecting this change by no later than November 29, 2019. DP&L expects to withdraw its current Electric Security Plan (ESP 3), and file new rates consistent with its most recent Standard Service Offer approved by the PUCO in 2016 and based on DP&L's first ESP (ESP 1).

"We are disappointed with the PUCO’s decision, but we expect DP&L to continue to work with Commission Staff in order to reach a constructive outcome that will allow DP&L to invest in grid modernization, while at the same time continuing to have the lowest residential rates of any investor-owned utility in Ohio," said Gustavo Pimenta, AES Executive Vice President and CFO. "While this decision will have a significant impact on DP&L, it will not affect AES’ 2019 guidance and expectations through 2022."

Guidance and Expectations1

The Company reaffirms its 2019 Adjusted EPS guidance of $1.30 to $1.38. The Company also reaffirms its average annual growth rate target of 7% to 9% through 2022.

The Company also reaffirms its 2019 Parent Free Cash Flow expectation of $700 million to $750 million and its average annual growth rate target of 7% to 9% through 2022.

[1]
Adjusted EPS and Parent Free Cash Flow are non-GAAP financial measures. See below for definitions of Adjusted EPS and Parent Free Cash Flow. The Company is not able to provide a corresponding GAAP equivalent or reconciliation for its Adjusted EPS guidance or its Parent Free Cash Flow expectation without unreasonable effort.

Non-GAAP Financial Measures

Adjusted EPS is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions and equity securities; (b) unrealized foreign currency gains or losses; (c) gains, losses, benefits and costs associated with dispositions and acquisitions of business interests, including early plant closures, and the tax impact from the repatriation of sales proceeds; (d) losses due to impairments; (e) gains, losses and costs due to the early retirement of debt; (f) costs directly associated with a major restructuring program, including, but not limited to, workforce reduction efforts, relocations, and office consolidation; and (g) tax benefit or expense related to the enactment effects of 2017 U.S. tax law reform and related regulations and any subsequent period adjustments related to enactment effects.

Parent Free Cash Flow should not be construed as an alternative to Net Cash Provided by Operating Activities which is determined in accordance with GAAP. Parent Free Cash Flow is equal to Subsidiary Distributions less cash used for interest costs, development, general and administrative activities, and tax payments by the Parent Company. Parent Free Cash Flow is used for dividends, share repurchases, growth investments, recourse debt repayments, and other uses by the Parent Company.

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2018 revenues were $11 billion, and we own and manage $33 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

AES Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as the execution of PPAs, conversion of our backlog and growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the "SEC"), including, but not limited to, the risks discussed under Item 1A: "Risk Factors" and Item 7: Management’s Discussion & Analysis in AES’ 2018 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2018 Annual Report on Form 10-K filed February 27, 2019 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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